EXHIBIT 10.9

LV Administrative Services, Inc.

c/o Valens Capital Management, LLC

335 Madison Avenue, 10th Floor

New York, NY 10017

July 31, 2008

Micro Component Technology, Inc.

2340 West County Road C

St. Paul, Minnesota 55113-2528

Attn:  Chief Financial Officer

Re:          Restricted Account: Account Number,

Account Name: Micro Component Technology, Inc., maintained at Capital One, N.A. (the “Restricted Account”).

Reference is made to (i) that certain Securities Purchase Agreement, dated as of July 31, 2008 (as amended, modified or supplemented from time to time, the “Purchase Agreement”), by and between Micro Component Technology, Inc., a Minnesota corporation (the “Company”), the purchasers from time to time party thereto (collectively, the “Purchasers”) and LV Administrative Services, Inc. (the “Agent” and collectively with the Purchasers, the “Creditor Parties”) and (ii) that certain Restricted Account Agreement, dated as of July 31, 2008 (as amended, modified or supplemented from time to time, the “Restricted Account Agreement”), by and among the Company, Creditor Parties and Capital One, N.A. (the “Bank”).  Capitalized terms used but not defined herein shall have the meanings ascribed them in the Purchase Agreement or the Restricted Account Agreement, as applicable.

The Company has agreed to deposit $2,303,500.00 in the Restricted Account, and, subject to the provisions of this letter, the Purchase Agreement and any Related Agreement, maintain such amount (less permitted releases approved by Purchaser) in the Restricted Account for as long as the Purchaser shall have any obligations outstanding under the Note and to assign the Restricted Account to the Agent for the benefit of the Purchaser as security for the performance of the Company’s obligations to the Creditor Parties.

The Company may request from time to time that the Purchaser direct the Bank to release all or any portion of the amounts contained in the Restricted Account.   Such a release referred to in the immediately preceding sentence shall be subject (in all respects) to the Agent’s evaluation of all factors that it considers (in its sole discretion) relevant at the time of such requested release, including in its determination, whether or not an event of default exists at the time of the request, as well as an evaluation of the overall performance (financial or otherwise) of the Company and its Subsidiaries as compared to budgets and projections provided by the Company and its Subsidiaries to the Purchaser as of the date hereof.  Subject to the foregoing, the Agent shall not be under any obligation to release any amount pursuant to this paragraph and the release of such amounts shall be in the Agent’s sole and absolute discretion.

This letter may not be amended or waived except by an instrument in writing signed by the Company and the Purchaser.  This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be.  This letter shall be governed by, and construed in accordance with, the laws of the State of New York.  This letter sets forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein.

If the foregoing meets with your approval please signify your acceptance of the terms hereof by signing below.

Signed,

LV ADMINISTRATIVE SERVICES, INC.

By:
Name:
Title:

Agreed and Accepted this 31st day of July, 2008.

MICRO COMPONENT TECHNOLOGY, INC.

By:
Name:	Roger E. Gower
Title:	Chief Executive Officer